EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 2, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of QUALCOMM Incorporated, which appears in QUALCOMM Incorporated’s Annual Report on Form 10-K for the year ended September 25, 2005. We also consent to the incorporation by reference of our report dated November 2, 2005 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
San Diego, California
September 27, 2006